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NEWS RELEASE


                                            Contact             Robin R. Skiles
                                                                   616-923-2456



                  SENIOR MANAGEMENT CHANGES IN WHIRLPOOL ASIA
     COMPANY NAMES NEW LEADERS FOR WHIRLPOOL ASIA AND GREATER CHINA REGION



  BENTON HARBOR, Mich. -- March 20, 1996 -- Whirlpool Corporation (NYSE:WHR) announced today several senior management changes in its Asian operations after Bob Frey, executive vice president and chairman and CEO of Whirlpool Asia
(WAAG), informed the company that he was resigning, effective April 15.

  In response to Frey's decision, David R. Whitwam, chairman and CEO, said that Bob Hall, currently president and COO of WAAG, will become executive vice president of Whirlpool Corporation and president of Whirlpool Asia, reporting to Bill D. Marohn, president and COO. In addition, Roy Armes, vice president, manufacturing and technology, WAAG, has been named president of the Greater China operating region, based in Hong Kong. Armes will report to Hall.

  "With the signing of our five joint ventures in India and China last year, we have essentially completed the 'start-up' phase of our Asian strategy, which was Bob Frey's original assignment," Marohn said. "No other appliance company from outside the region has built such a significant presence so quickly as we have, thanks largely to Bob's foresight, perseverance and leadership.

  "At the same time, Bob Hall brings more than 25 years of operational and manufacturing experience and that will be crucial in the 'building' phase of our Asian strategy. Roy also brings significant Whirlpool operational and leadership experience to his new position in China. Both Bob and Roy will be instrumental in our drive to achieve world-class manufacturing capabilities and to accomplish our aggressive sales and business plans."

  Hall joined Whirlpool in 1970 as an industrial engineer and has served the company in various engineering and management positions, including vice president of refrigeration manufacturing and technology, Whirlpool Appliance Group, and corporate vice president of global procurement operations. He holds a bachelor's degree in industrial engineering from Purdue University and an M.B.A. from Michigan State University.


                                    -more-



[LOGO]                 Administrative Center, Benton Harbor, Michigan 49022


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AD'L SENIOR MANAGEMENT CHANGES IN WHIRLPOOL ASIA

  Armes joined Whirlpool in 1975 as an industrial engineering trainee, subsequently serving the company in various engineering and management positions, including vice president of the Clyde (Ohio) division and vice president of refrigeration manufacturing and technology, Whirlpool Europe. He holds a bachelor of science degree in mechanical engineering from the University of Toledo.

  Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 12 countries and markets products under 11 major brand names in approximately 140 countries.

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